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                                                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Allergan, Inc.

         We consent to incorporation by reference in the registration statements Nos. 33-29528, 33-29527, 33-44770, 33-48908, 33-66874, 333- 09091
and 333-04859 on Form S-8 of Allergan, Inc. of our reports dated January 28, 1997, relating to the consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Allergan, Inc.



                                                       KPMG PEAT MARWICK LLP


Costa Mesa, California
March 25, 1997